UNITED STATES
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Relmada Therapeutics, Inc.
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Relmada Therapeutics to Mail Letter to Stockholders Highlighting Laidlaw & Company’s
Questionable Business Practices and Conduct

Urges Stockholders to Vote FOR ALL of the Relmada Director Nominees on the WHITE Proxy Card TODAY

NEW YORK, December 7, 2015 -- Relmada Therapeutics, Inc. (OTCQB: RLMD) (“Relmada” or the “Company”), a clinical-stage company developing novel therapies for the treatment of chronic pain, today announced that it intends to mail the following letter to stockholders:

December 7, 2015

Dear Fellow Relmada Stockholder:

On December 30, 2015, Relmada Therapeutics, Inc. (the “Company” or “Relmada”) will hold its 2015 Annual Meeting of Stockholders. Whether or not you plan to attend the Annual Meeting in person, your vote is extremely important. We urge you to carefully read this letter and vote as soon as possible.

Your Board of Directors has undertaken a number of efforts to strengthen its composition through the addition of new, highly qualified independent directors. The newly strengthened Board comprises six directors, four of whom are independent, and we believe we now have the right Board to realize our objective of identifying, developing and commercializing product candidates with significant market potential that can fulfill unmet medical needs in the treatment of pain.

With our solid development pipeline, Relmada is in an even stronger position than when we entered 2015. To date, we have:

●	Performed and completed a Phase I proof of concept pharmacokinetic study for our second-most-advanced novel version of a proven drug product, BuTab, which represents novel formulations for the treatment of both chronic pain and opioid dependence indications. The results are expected before the end of 2015.
●	Progressed our most-advanced new chemical entity, d-Methadone, performing two successful clinical trials, a Single Ascending Dose (SAD) and a Multiple Ascending Dose (MAD), and we expect to start a Phase II proof of concept study in neuropathic pain in the first half of 2016.
●	Received a patent from the U.S. Patent Office for LevoCap ER, our most-advanced novel version of a proven drug product for the management of pain severe enough for around-the-clock and long-term opioid treatment.
●	Continued to prepare for our Phase III development program for LevoCap ER, and we are planning to submit an end of Phase II meeting request to discuss a final regulatory and clinical plan.
●	Completed the formulation optimization work and the preclinical toxicology studies for MepiGel, a topical dosage form of the local anesthetic mepivacaine for the treatment of painful neuropathies, which has been granted two FDA Orphan Drug Designations. A Clinical Trial Application (CTA) is in preparation.

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We are excited by these advances and will continue to develop these treatments to benefit patients and drive long-term stockholder value. We encourage you to VOTE the WHITE proxy card today to continue this progress.

In contrast to these positive developments, as you may be aware, Laidlaw & Company (UK) Ltd. (“Laidlaw”), the Company’s historic investment banking firm, and its two principals, Matthew Eitner and James Ahern (together, the “Laidlaw Principals”), have recently announced their intent to launch a costly and disruptive campaign in an attempt to take effective control of your company – without offering any control premium to Relmada stockholders.

Unlike other Relmada stockholders, Laidlaw has invested very little of its own capital in Relmada. In fact, the Laidlaw Principals received approximately 1,000,000, or more than 85%, of the 1,129,805 shares they beneficially own in the form of exercised or outstanding warrants as compensation for investment banking and consulting services provided to the Company.

We strongly believe that the objectives of Laidlaw are very different from your objectives and that the value of your investment is at risk if Laidlaw gains control of your company. We are writing to give you the facts about:

●	Laidlaw’s track record of disclosing and misusing Relmada’s confidential, material and business-sensitive information;
●	Laidlaw’s dozens of customer complaints and related sanctioning by the Financial Industry Regulatory Authority (“FINRA”);
●	Laidlaw’s Managing Partner and Head of Capital Markets, Mr. Ahern, who has no record of graduating from college or obtaining any undergraduate degree; and
●	Laidlaw’s former hand-picked director nominee who failed to disclose litigation involving allegations of insurance fraud, performance of medically unnecessary tests, participating in a patient referral scheme and civil racketeering. When the claims relating to civil racketeering were disclosed to NASDAQ, it delayed and disrupted the process of having the Company’s shares listed on NASDAQ. On October 14, 2015, after the Company urged Dr. Yazgi to resign from the Board to prevent this issue from permanently derailing the NASDAQ listing, Dr. Yazgi called Matthew Eitner and another representative of Laidlaw to inform them he was considering resigning from the Board, and both of them urged Dr. Yazgi not to resign. Since October 14, 2015, Remalda’s share price has declined from $4.08 to $2.66 as of December 4, 2015.

We believe it is an egregious conflict of interest for Laidlaw, Relmada’s investment banker, to use shares received as a result of its investment banking services and information gained through that engagement in an attempt to take effective control of Relmada. Laidlaw’s actions represent a betrayal of Relmada’s trust – and the trust of our stockholders – and call into question Laidlaw’s motives.

Do not return any gold card sent to you by Laidlaw. We urge you to discard it immediately. Returning any materials sent to you by Laidlaw could result in Laidlaw and the Laidlaw Principals gaining effective control of your company. We believe Relmada stockholders can protect the value of their investment by voting “FOR” the election of your Board’s experienced and highly qualified director nominees on the WHITE proxy card TODAY: Shreeram Agharkar and Maged Shenouda.

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RELMADA’S BOARD AND MANAGEMENT TEAM HAVE A STRONG TRACK
RECORD AND ARE TAKING ACTION TO ENHANCE STOCKHOLDER VALUE

Your Board of Directors and management team are executing on a strategy to establish Relmada as a leading specialty pharmaceutical company. Our goal is to develop novel dose forms of drug products approved by the U.S. Food and Drug Administration and new chemical entities that could potentially address areas of high unmet medical need in the treatment of pain and drug addiction. To achieve our objectives, we are pursuing a process for listing our shares on NASDAQ, which will provide us with access to a broader investor base and the institutional capital necessary to support our goals. In addition, we have strengthened our Board through the appointment of three new independent directors since July 2015. We believe we have the right Board and a strong management team in place to continue overseeing the execution of our strategic plan.

YOUR BOARD IS FOCUSED ON THE SUCCESSFUL EXECUTION OF

RELMADA’S STRATEGY AND HAS ATTEMPTED TO AVOID A

COSTLY AND DISRUPTIVE CONTEST WITH LAIDLAW

In an attempt to work constructively and to avoid a costly and disruptive takeover contest, your Board arranged a meeting with the Laidlaw Principals, which was held on December 1, 2015. The meeting was attended by Relmada’s Chief Executive Officer and two newly-appointed independent Relmada directors. In the meeting, the Laidlaw Principals were given an opportunity to communicate their views with the hope that the parties could amicably settle their differences and allow the Company to focus on enhancing stockholder value. Instead, the Laidlaw Principals simply demanded that they be given the power to appoint a majority of the Board. And, on December 4, 2015, before the Relmada Board could even respond to Laidlaw’s proposal, Laidlaw announced that it is now seeking to launch a consent solicitation campaign to take control of the Company.

This is a time of opportunity for Relmada. We are making progress on our operating plan. We do not believe that it is in our stockholders’ best interest to give effective control of the Company to Laidlaw and its hand-picked nominees without our stockholders getting a control premium. Accordingly, the Relmada Board unanimously rejected Laidlaw’s December 1, 2015 demand, and we urge all stockholders to reject Laidlaw’s demand for control by discarding any gold proxy card or materials received from Laidlaw.

We believe the value of your investment in Relmada is at great risk if Laidlaw gains effective control of the Company. Laidlaw has a record of violating U.S. financial regulations, ranging from failure to achieve compliance with the Bank Secrecy Act to failure to have policies to prevent the reporting of suspicious activities and anti-money laundering. Further, Laidlaw previously recommended a Board candidate who failed to disclose insurance fraud and other litigation matters, which resulted in the disruption and delay of Relmada’s application for listing on NASDAQ. Given Laidlaw’s unwillingness to engage in constructive dialogue and its attempt to take effective control of the Company, Relmada’s Board believes it has no choice but to fight and protect the interests of ALL of Relmada stockholders.

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LAIDLAW HAS A HISTORY OF VIOLATING U.S. FINANCIAL REGULATIONS

We believe you should be aware of the truth behind Laidlaw and the Laidlaw Principals:

Who is Laidlaw?

●	Laidlaw is an investment and brokerage firm formerly operating under the name Sands Brothers International Ltd. and incorporated in England, with its principal place of business located in New York City.
●	Between 2007 and 2009, Laidlaw received more than 60 customer complaints and claims for damages, and Laidlaw was sanctioned by FINRA for inadequate reporting of certain of such complaints.
●	In February 2012, Laidlaw entered into a letter of acceptance, waiver and consent with FINRA, pursuant to which FINRA found that Laidlaw:
■	Failed to establish and implement adequate policies and procedures relating to compliance with rules and regulations concerning anti-money laundering.
■	Failed to establish, maintain and enforce adequate policies and procedures relating to email retention.
■	Failed to report to FINRA certain statistical and summary information regarding customer complaints and claims for monetary damages.
■	Created and distributed misleading, exaggerated and incomplete communications with the public.
■	Failed to establish and implement certain required supervisory control procedures.
■	Failed to maintain checks received and forwarded blotter.

WE BELIEVE THE LAIDLAW PRINCIPALS AND THEIR AFFILIATES ARE NOT
QUALIFIED TO SERVE ON ANY PUBLIC COMPANY BOARD OF DIRECTORS

We do not believe stockholders should allow Laidlaw or its principals to control the future of their investment in a multi-million dollar, publicly traded biopharmaceutical company.

Who is Matthew Eitner?

●	Matthew Eitner, Chief Executive Officer of Laidlaw, is 38 years old.
●	Mr. Eitner has never been an officer or director of a public company, has never worked for an operating company and has no apparent experience in biotechnology, specialty pharmaceuticals or any healthcare industry related to Relmada’s business.
●	He received a Bachelor of Science degree in criminal justice from The University of Scranton in 2000 and worked for various brokerage houses before joining Laidlaw in 2010.

Who is James Ahern?

●	James Ahern, Managing Partner and Head of Capital Markets for Laidlaw, is 36 years old.
●	While Mr. Ahern’s listed education history on his State of New York Office of the Attorney General Investor Protection Bureau report states that he attended Assumption College from September 1998 to September 2002, Assumption College’s records indicate he only attended from January 1999 to September 2000.
●	Assumption College has no record of Mr. Ahern graduating, and to date, Relmada has not discovered any public record of Mr. Ahern receiving any undergraduate degree. Mr. Ahern’s personal biography on Laidlaw’s website credits his alma mater as Northfield Mount Herman High School.
●	Mr. Ahern has been in financial services since 2003, and during this time, he has had:
■	Four customer complaints, all of which were resolved with payments made to the customer. Allegations included breach of contract, breach of fiduciary duty, actual and constructive fraud, churning customer accounts and unauthorized trading.
■	New York State tax liens filed against him in 2011 and 2012, including an additional federal tax lien filed against him in 2012. These liens have since been released.

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●	Like Mr. Eitner, Mr. Ahern has never been an officer or a director of a public company, has never worked for an operating company and has no apparent experience in biotechnology, specialty pharmaceuticals or any healthcare industry related to Relmada’s business.

LAIDLAW’S FORMER HAND-PICKED DIRECTOR NOMINEE HAS BEEN ACCUSED OF
FRAUD, FAILED TO DISCLOSE LITIGATION AND DELAYED RELMADA’S NASDAQ LISTING

●	Upon Laidlaw’s recommendation pursuant to its investment banking engagement with the Company, Relmada agreed to add Dr. Nabil Yazgi to its Board of Directors in 2014.
●	In reviewing the Company’s application to list its shares on NASDAQ in the Fall of 2015, the stock exchange raised questions concerning litigation against Dr. Yazgi involving alleged insurance fraud, performance of medically unnecessary tests, participating in a patient referral scheme and civil racketeering. When the claims relating to civil racketeering were disclosed to NASDAQ, it delayed and disrupted the process of having the Company’s shares listed on NASDAQ.
●	Upon learning of this information, Relmada requested that Dr. Yazgi immediately resign from the Board. However, Laidlaw actively encouraged Dr. Yazgi not to resign from the Relmada Board – and Dr. Yazgi followed Laidlaw’s instructions, thereby delaying the listing of the Company’s shares on NASDAQ.

Dr. Yazgi’s failure to disclose the truth and his willingness to follow Laidlaw’s instructions underscore that he was a representative of Laidlaw and not all Relmada stockholders. We believe Relmada stockholders have no reason to believe that Laidlaw’s latest round of hand-picked nominees would not also be beholden to Laidlaw if they gain control of the Relmada Board.

LAIDLAW HAS DISCLOSED RELMADA’S CONFIDENTIAL INFORMATION AND HAS
BENEFITED FROM A CLEAR CONFLICT OF INTEREST

What should stockholders know about Laidlaw’s history with Relmada?

●	Laidlaw has acted as the Company’s primary investment banker since 2011, acting as its placement agent in its December 2011 and May 2014 offerings and as its financial advisor in its merger with Camp Nine pursuant to which Relmada became a public company. In connection with these activities, Relmada paid Laidlaw and the Laidlaw Principals significant fees and issued them warrants.
●	In fact, unlike other Relmada stockholders, Laidlaw has invested very little of its own capital in Relmada. The Laidlaw Principals received approximately 1,000,000, or more than 85%, of the 1,129,805 shares they beneficially own in the form of exercised or outstanding warrants as compensation for investment banking and consulting services provided to the Company. Thus, the vast majority of the Laidlaw Executive’s shares were paid to Laidlaw as compensation for their work as investment bankers and consultants to Relmada since 2011 and as Relmada’s placement agent in the Company’s December 2011 and May 2014 offerings.
●	In the Spring and Summer of 2015, Relmada discussed with Laidlaw the possibility of attracting new investment in the Company. As part of these activities, the parties engaged in confidential discussions about the Company’s business and future prospects and that Laidlaw’s performance in organizing investor roadshows was not to the Company’s satisfaction. When Company management indicated its dissatisfaction with Laidlaw, the dialog with the Laidlaw Principals became unproductive and the Chief Executive Officer of Relmada indicated to Laidlaw that given the unpleasant nature of the discussions, it made sense to disengage and that the Company would reinitiate contact when appropriate. The Company was then shocked to find that confidential information from these discussions was disclosed in Laidlaw’s October 22, 2015 13D filing.

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●	We believe each of the following represents Laidlaw’s disclosure of Relmada’s confidential information:
■	Discussing Laidlaw’s advice to Relmada that it should increase its focus on “pain therapeutics through the acquisition, development and commercialization of clinical stage assets in pain management”;
■	Disclosing that certain institutional investors “declined the opportunity to invest in [Relmada] … citing … the Company’s need for additional clinical and commercial expertise … and better articulated development plans for its core products”; and
■	Suggesting that Relmada “passed up a potential opportunity to obtain high quality capital and enhance its reputation in the institutional investor community” by declining an investor’s request for due diligence access.

Regardless of whether Laidlaw’s disclosure of this information is in fact illegal – which we believe that it is – the action taken by Laidlaw is unseemly in the extreme.

We believe it is an egregious conflict of interest for Laidlaw to use the shares and information it received as a result of its investment banking and consulting services to Relmada in an attempt to take effective control of Relmada. In our view, Laidlaw’s actions represent a betrayal of Relmada’s trust – and the trust of our stockholders.

YOUR BOARD IS HIGHLY QUALIFIED, WITH A WIDE RANGE OF EXPERTISE AND

DECADES OF RELEVANT INDUSTRY EXPERIENCE

In contrast to the Laidlaw Principals, your Board has decades of experience as directors and officers of public companies in the biotechnology and specialty pharmaceuticals space. They have operating expertise and background in a range of areas that support our objectives, including business development, finance and analysis.

In the last four months, your Board has brought in fresh perspective through the addition of the three new, independent directors:

●	Chuck Casamento, R.Ph, MBA - Chuck has more than three decades of biotechnology and financial experience. He has held a number of executive-level positions with companies such as Genzyme, Novartis, Hoffmann-LaRoche, Johnson & Johnson and American Hospital Supply Corporation, and during his career, he has completed more than 100 major business development and M&A transactions, which enhanced and expedited the growth and development of his businesses in the biotechnology and pharmaceuticals industries. Chuck has taken four biotechnology companies public and secured public and venture capital financing for five biotechnology companies. He has also served on the boards of nine public companies, including as Chairman of the Audit Committee of Astex Pharmaceuticals. Chuck is a graduate of Fordham University and Iona College and has a degree in Pharmacy and an M.B.A.

●	Maged Shenouda, R. Ph. MBA - Maged has more than 25 years of biotechnology and equity research experience. Most recently, Maged was the Head of Business Development and Licensing at Retrophin, Inc., a discovery and development phase biopharmaceutical company, and formerly he was the managing Director, Head of East Coast Operations, at Blueprint Life Science Group. Prior to that, Maged spent a majority of his career as an equity analyst, including senior level positions at UBS and JP Morgan, covering a broad range of small and large capitalization biotechnology companies. Before entering Wall Street, Maged was a management consultant with PricewaterhouseCoopers Pharmaceutical Consulting practice and also spent time in pharmaceutical sales, including as a hospital representative and managed care specialist for Abbott Laboratories Pharmaceutical Products Division. Maged currently serves as an independent director for Protea Biosciences and AzurRx Biopharma. He earned a B.S. in Pharmacy from St. John’s University and is a registered pharmacist in New Jersey and California. He also received an M.B.A from Rutgers Graduate School of Management.

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●	Paul Kelly, MBA – Paul has been actively involved as an analyst, consultant and investor in the biotechnology sector for the past two decade years and has advised companies such as Spring Bank Pharmaceuticals, Inc. and VisionGate, Inc. Paul began as an equity analyst at Mabon Securities in 1993, and served in the same capacity at UBS Securities, Volpe, Brown, Whalen, ING Securities and Merrill Lynch. Paul was named to the inaugural Fortune magazine All Star Analyst team in 2000. Mr. Kelly holds an A.B. in Biochemistry from Brown University. He attended the University of Rochester School of Medicine and received an MBA in Finance from the William E. Simon School at the University of Rochester.

In addition to Maged Shenouda, your Board has also nominated Shreeram Agharkar, PhD for election as a director at our upcoming annual meeting:

●	Shreeram Agharkar, PhD – Shreeram has served as a Relmada director since February 2014 and as a member of our Audit Committee and chairman of our Compensation Committee since July 2015. Shreeram has 40 years of experience in the pharmaceutical industry, including with Sanofi, Aventis and Bristol-Myers Squibb Company, Schering-Plough and Abbott Labs. At these companies, Shreeram served in various key positions building extensive experience in all aspects of biopharmaceutical product development, R&D, CMC functions and management functions. During his tenure, more than 30 pharmaceutical products have been developed and approved under Shreeram’s leadership and direction. Shreeram is a former member of the American Association of Pharmaceutical Scientists the Parenteral Drug Association the Drug Information Association of and the PhRMA’s Pharmaceutical Development Committee. Shreeram has a B.S., Tech. Pharm./Chem. from Bombay University, India, a M.S., in Pharmaceutics from Columbia University and a PhD. in Pharmaceutics from the University of Kansas.

PROTECT THE VALUE OF YOUR INVESTMENT

VOTE “FOR” RELMADA’S DIRECTOR NOMINEES

DO NOT RETURN ANY CONSENTS REQUESTED BY LAIDLAW

We believe Relmada stockholders can protect the value of their investment by discarding any gold solicitation materials you may receive from Laidlaw. We urge stockholders to return the enclosed WHITE proxy card and vote FOR all Relmada directors: Maged Shenouda and Shreeram Agharkar TODAY.

On behalf of your Board of Directors, we thank you for your continued support.

Very truly yours,

/s/ Chuck Casamento	/s/ Maged Shenouda	/s/ Paul Kelly
Chuck Casamento	Maged Shenouda, R. Ph.	Paul Kelly

/s/ Sergio Traversa	/s/ Sandesh Seth	/s/ Shreeram Agharkar
Sergio Traversa, PharmD	Sandesh Seth, MS	Shreeram Agharkar, Phd

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Your Vote Is Important, No Matter How Many Or How Few Shares You Own

If you have questions about how to vote, need additional copies of the proxy materials, or need additional assistance, please contact the firm assisting us in the solicitation of proxies:

INNISFREE M&A INCORPORATED

Stockholders call toll-free at (888) 750-5834
Brokers and banks call collect at (212) 750-5833

About Relmada Therapeutics, Inc.

Relmada Therapeutics is a clinical-stage, publicly traded specialty pharmaceutical company developing novel versions of proven drug products together with new chemical entities that potentially address areas of high unmet medical need in the treatment of pain. The Company has a diversified portfolio of four lead products at various stages of development including d-Methadone (REL-1017) its N-methyl-D-aspartate (NMDA) receptor antagonist for neuropathic pain; topical mepivacaine (REL-1021), its orphan drug designated topical formulation of the local anesthetic mepivacaine; oral buprenorphine (REL-1028) its oral dosage form of the opioid analgesic buprenorphine; and LevoCap ER (REL-1015), its abuse resistant, sustained release dosage form of the opioid analgesic levorphanol. The Company's product development efforts are guided by the internationally recognized scientific expertise of its research team. The Company's approach is expected to reduce clinical development risks and costs while potentially delivering valuable products in areas of high unmet medical needs. For more information, please visit Relmada's website at: www.relmada.com.

Important Stockholder Information

The Company will hold its 2015 Annual Meeting of Stockholders on December 30, 2015. On November 27, 2015, the Company filed with the U.S. Securities and Exchange Commission (the “SEC”) and mailed to its stockholders a definitive proxy statement in connection with the Annual Meeting and the solicitation of proxies (the “2015 Proxy Statement”). The 2015 Proxy Statement contains important information about Relmada, the Annual Meeting and related matters.

INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE 2015 PROXY STATEMENT AND ANY OTHER RELEVANT SOLICITATION MATERIALS WHEN THEY BECOME AVAILABLE BECAUSE THESE DOCUMENTS CONTAIN IMPORTANT INFORMATION.

The 2015 Proxy Statement and other relevant solicitation materials (when they become available), and any and all documents filed by the Company with the SEC, may be obtained by investors and security holders free of charge at the SEC’s web site at www.sec.gov. In addition, Relmada’s filings with the SEC, including the 2015 Proxy Statement and other relevant solicitation materials (when they become available), may be obtained, without charge, from Relmada by directing a request to the Company at 757 3rd Avenue, Suite 2018, New York, New York 10017, Attention: Senior Vice President Finance and Corporate Development. Such materials are also available at ir.relmada.com/all-sec-filings.

Relmada and its directors, officers and employees are deemed to be participants in the solicitation of proxies from Relmada’s stockholders in connection with the Annual Meeting. Information regarding Relmada’s directors and executive officers, including a description of their direct and indirect interests by security holdings, is contained in the 2015 Proxy Statement and in Relmada’s 2015 Annual Report on Form 10-K filed with the SEC on September 11, 2015 (the “2015 Annual Report”).

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Forward-Looking Statements

The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements made by us or on our behalf. We may from time to time make written or oral statements in this letter, the proxy statements filed with the SEC communications to stockholders and press releases which constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are based upon management’s current expectations, estimates, assumptions and beliefs concerning future events and conditions and may discuss, among other things, anticipated future performance, expected product development, product potential, future business plans and costs. Any statement that is not historical in nature is a forward-looking statement and may be identified by the use of words and phrases such as “expects,” “anticipates,” “believes,” “will,” “will likely result,” “will continue,” “plans to” and similar expressions. No forward-looking statement can be guaranteed and actual results may differ materially from those projected. Relmada undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise. Readers are cautioned that it is not possible to predict or identify all of the risks, uncertainties and other factors that may affect future results and that the risks described herein should not be considered to be a complete list.

Contacts

Investors:

Michael Becker, SVP of Finance and Corporate Development

Relmada Therapeutics Inc.

(212) 376-5776

mbecker@relmada.com

Jonathan Salzberger / Scott Winter

Innisfree M&A Incorporated

(212) 750-5833

Media:

Barrett Golden / Nicholas Lamplough

Joele Frank, Wilkinson Brimmer Katcher

(212) 355-4449

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